March 21, 2007

PRIVATE

Mr. Norman Miller

Dear Mr. Miller:

We are pleased to confirm our offer to you for the position of EVP and Chief Operating Officer of Dollar Financial Corp. (“Dollar”). Should you accept our offer, your compensation and benefits package shall be as follows:

START DATE	April 1, 2007

COMPENSATION                        $425,000 annual base salary. Base salary will be reviewed annually.

EQUITY                                        Executive shall be eligible to participate in all equity programs maintained by the Company; provided that the Board of Directors of Dollar (the “Board”) shall have sole discretion to make any grants under such programs and the terms of any such grants.

BONUS                                        As additional compensation for your services, Dollar shall pay or cause one of its subsidiaries to pay a cash bonus with respect to each fiscal year payable within thirty (30) days after the conclusion of the financial audit of the relevant fiscal year.

For fiscal year 2007, the actual bonus due shall be determined based on the achievement by Dollar of target annual income before interest, income taxes, depreciation, amortization and management fees (“EBITDA”) as determined by the aforesaid independent audit. EBITDA targets shall be determined by the board of directors of Dollar or its compensation committee, in good faith, and shall be adjusted equitably for acquisitions, divestitures or other significant events occurring in the fiscal year.

The amount of the bonus due shall be a percentage of your base salary, with the percentage determined as follows: (a) if Dollar achieves EBITDA of greater than or equal to 95% of target EBITDA, 40% of base salary plus 8% of base salary for each 1% that EBITDA exceeds 95% of target EBITDA, up to a maximum of 40% of base salary (bringing the total cash bonus payable under section (a) to a total of 80% of base salary if Dollar achieves 100% of target EBITDA); plus (b) if Dollar achieves EBITDA of greater than or equal to 101% of target EBITDA, 2% of base salary for each 1% that EBITDA exceeds 100% of target EBITDA, up to a maximum of 20% of base salary. Thus, by way of example, if Dollar achieves EBITDA of 105% of target, Executive’s bonus will be 40% + 40% +10% = 90% of base salary. Should your employment terminate for any reason, no bonus compensation for the year in which termination or resignation occurs shall be payable. (Note, bonus earnings for fiscal year 2007 will be pro-rated according to date of hire.)

Regardless of whether an EBITDA target is achieved, no bonus compensation will be paid or payable if Dollar has defaulted or is not current on its debt payment obligations under any of its then outstanding credit facilities, indentures or other debt instruments; provided, that such withheld compensation shall be paid if such default is of a technical and non-substantive nature and is cured within thirty (30) days of notice thereof.

Additionally, the compensation committee of the Board reserves the right to amend or modify the terms of the bonus program (including a change to the EBITDA performance metric for fiscal year 2008) and/or any of the other benefits programs outlined in this offer letter; provided, that, any such amendments or modifications shall be adjusted for you in a manner that is substantially commensurate with amendments or modifications applicable to similarly situated executives of Dollar.

STOCK OPTIONS      You shall be granted 50,000 stock options to be vested annually over a three year period at 33%, 33% and 34% respectively for each 12 months of completed service.

AUTO ALLOWANCE	Dollar agrees to a monthly car allowance of $1,000.

TERMINATION                            Termination benefits for a change in control or termination other than for cause will be commensurate with similarly situated executives of Dollar, the details of which will be set forth under a separate agreement.

RESTRICTIVE COVENANTS In consideration of your employment with Dollar, you agree that you will not, at any time during the term of your employment and for a period of two years following the termination of your employment for any reason (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intent of the parties that this agreement shall be so enforced): (a) directly or indirectly engage in the United States, Canada or any other country in which any one or more of Dollar Financial Corp., Dollar Financial Group, Inc., and any of their respective subsidiaries and affiliates (collectively hereinafter referred to as “Dollar”) now or hereafter conducts business, in any business in direct competition with any business conducted by Dollar at the time of termination or any business that Dollar has a bona fide plan to commence or enter into, either as an officer, director, employee, independent contractor, agent, consultant, lender or as a 2% or greater owner, partner, or stockholder; (b) directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that Dollar has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Dollar; or (c) directly or indirectly induce or attempt to influence any employee or consultant of Dollar to terminate his or her employment or consultant relationship with Dollar.

In addition to and without limiting the foregoing, during the term of your employment at all times following the termination of your employment for any reason, whether before or after the expiration of the employment term set forth above, you shall not at any time directly or indirectly disclose, use, transfer or sell to any person, firm or other entity any trade, technical or technological secrets, any details of organization or business affairs, or any confidential or proprietary information of Dollar.

INVENTIONS All patents, trademarks, trade names, copyrights, inventions, discoveries, financial models, computer software, graphics products, advertising products, promotional materials, market studies and business plans (collectively, the “Intellectual Property”) relating to Dollar’s business that you may make, conceive or learn during the term of your employment (whether before, during or after the term of employment, whether during working hours or otherwise) or within six (6) months following the termination of your employment for any reason shall be the exclusive property of Dollar. You agree to disclose any such Intellectual Property to the board of directors of Dollar and to do at Dollar’s expense all lawful things necessary or useful to assist Dollar in securing their full enjoyment and protection.

DOLLAR PROPERTY You further agree, at Dollar’s request at any time and from time to time during the term of your employment, and upon termination of your employment for any reason, to deliver possession of all property, including but not limited to, documents or materials relating to Dollar’ business and all evidence of or records relating to Dollar’s customers, all of which property, documents, materials and/or customer and business records and other property shall be at all times property of Dollar.

In the event of any breach or threatened breach by you of any of the provisions of this letter under the heading “Restrictive Covenants”, “Inventions” and “Dollar Property” Dollar may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Dollar’s remedies at law under such circumstances.

BENEFITS

Health Insurance                        Dollar offers a choice of three medical plans at a bi-weekly payroll deduction. Eligibility begins the first of the month following date of hire.

Dental Insurance                       Dollar offers dental insurance at an additional bi-weekly payroll deduction. Eligibility begins the first of the month following date of hire.

Life Insurance                            All employees are automatically covered for Life Insurance. Your life insurance coverage is equal to $100,000. Eligibility begins on your date of employment. Additionally, you may purchase supplemental life or supplemental AD&D coverage for yourself, your spouse or your dependent children through payroll deduction.

Short Term Disability               Salaried employees are eligible for Short Term Disability Insurance with a bi-weekly payroll deduction. Your short term disability coverage is equal to approximately 60% of your salary but not greater than $500 weekly. There is a 14 day elimination period and coverage extends up to 26 weeks. Eligibility begins on your date of hire.

Long Term Disability                Salaried employees are eligible for Long Term Disability Insurance with a bi-weekly payroll deduction. Your long term disability coverage is equal to approximately 60% of your basic monthly salary (up to a maximum benefit of $10,000 monthly) after a 26 week elimination period. Eligibility begins on your date of hire.

401(k) Plan                                  You will become eligible for this program on the open enrollment date following 6 months of service. Open enrollment in our Retirement Plan is the 1st of every calendar quarter. Dollar matches 50% of your contributions up to a maximum employee contribution of 8%. Company matching is vested at 20% for each year of service.

Holidays                                      You will be eligible for eight (8) paid holidays. The holiday schedule shall be forwarded to you during your first week of employment.

Personal Time                            You will be awarded 12 hours of personal time for every 3 months of full-time service (a total of 6 days per anniversary year). You may carry over a maximum of 12 personal hours on your anniversary date. Personal time must be used in 8 hour increments. There is no payment for personal days earned but not taken.

Vacation      You will be awarded one week vacation for every three months of service completed. Awarded vacation must be taken within one year (12 months) in which the vacation is awarded. There is no payment for vacation awarded but not taken.

EXPIRATION OF BENEFITS	All benefits expire on your date of termination.

REPORTING RELATIONSHIP   While serving in this position, you will report directly to Jeffrey Weiss, Chairman and Chief Executive Officer.

Speaking for myself and everyone at Dollar, we look forward to working with you.

Sincerely,

/s/ Jeffrey Weiss

Jeffrey Weiss

Chairman and Chief Executive Officer

Mr. Norm Miller

March 21, 2007

ACCEPTANCE  This letter contains the entire agreement between you and Dollar. There are no other oral or written agreements between you and Dollar. Please confirm that this letter accurately sets forth our understanding by signing and returning this letter.

Accepted and Agreed to:

/s/ Norman Miller

Name

March 21, 2007

Date